Exhibit 2.2
                                November 9, 1998


Synergy Semiconductor Corporation
3250 Scott Boulevard
Santa Clara, California  95054

   Re: Merger Agreement dated as of October 21, 1998 (the "Merger Agreement") by and among Micrel, Incorporated ("Micrel"), MISYN Acquisition Corp. ("Micrel Subsidiary"), Synergy Semiconductor Corporation ("Seller"), and John F. Stockton (the "Seller Representative"). All capitalized terms used herein, but not defined, shall have the meanings set forth in the Merger Agreement.

Gentlemen:

   The Merger Agreement provides, among other things, that Seller will prepare a Closing Date Balance Sheet, which will be subject to the review and approval of Micrel and will result in a mutually agreed upon Final Adjustment to the Consideration payable in connection with the Merger. Representatives of all the parties to the Merger Agreement have met to discuss factors impacting the Closing Date Balance Sheet and the Final Adjustment. In the interests of resolving all differences between them and finally and conclusively settling upon the mutually accepted Closing Date Balance Sheet and Final Adjustment for all purposes contemplated by the Merger Agreement, and to avoid the time, expense and uncertainty associated with completing the process of resolving these matters in the manner established in the Merger Agreement, and to resolve certain other interpretive issues related to the Merger Agreement, the parties hereby agree as follows:

   1.   Notwithstanding anything to the contrary set forth in Sections
2.1.3, 2.1.4 or 2.1.5 of the Merger Agreement: (a) the balance sheet of Seller, dated as of November 5, 1998 and attached hereto as Schedule 1 is hereby deemed to be the Closing Date Balance Sheet approved by all parties to the Merger Agreement; (b) the Final Adjustment is hereby deemed to be an amount equal to $2,500,000; (c) the Seller Transaction Costs are hereby agreed to be $600,000; and (d) as a result of the foregoing, the aggregate amount of the Consideration, after giving effect to the reduction contemplated for the Seller Transaction Costs and any adjustments contemplated pursuant to Sections 2.1.3, 2.1.4 and 2.1.5 of the Merger Agreement, is hereby agreed to be $9,900,000.

   2.   The Escrowed Cash to be deposited with the Escrow Agent pursuant to
Section 2.2.3 of the Merger Agreement shall be $1,980,000, and the aggregate amount of the Consideration to be initially deposited with the Paying Agent for distribution to holders of Seller Stock pursuant to Section 2.2.2 of the Merger Agreement shall be $7,920,000.


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   3.   Notwithstanding anything to the contrary set forth in the Merger
Agreement, in the event that the Seller Transaction Costs exceed $600,000, the amount of such excess shall be deemed to be Micrel Damages.

   4.   The Closing Date is hereby agreed to be November 9, 1998.

   5. The term "Business" is used in the Merger Agreement shall mean the business and operations of Seller.

   Other than as specifically contemplated by this letter, the Merger Agreement remains in full force and effect in all respects without modification. This letter agreement has been duly executed by the parties hereto as of the date first written above.

                                       Very truly yours,

                                       MICREL

                                       MICREL, INCORPORATED


                                       By:  /s/ Raymond D. Zinn
                                            ----------------------
                                                Raymond D. Zinn
                                            Chief Executive Officer


                                       MICREL SUBSIDIARY

                                       MISYN ACQUISITION CORP.


                                       By:  /s/ Raymond D. Zinn
                                            ----------------------
                                                Raymond D. Zinn
                                                  President

ACCEPTED AND AGREED TO :

SELLER

SYNERGY SEMICONDUCTOR CORPORATION

By:  /s/ John F. Stockton
     -----------------------
         John F. Stockton
           President


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SELLER REPRESENTATIVE

  /s/ John F. Stockton
  -----------------------
      John F. Stockton


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